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                                                                     EXHIBIT 5.1


                      [Letterhead of Calpine Corporation]

                                 April 19, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission of even date herewith (the "Registration Statement"), of 879,947 shares of common stock, par value $.001 per share (the "Shares"), of Calpine Corporation, a Delaware corporation (the "Company"), issuable upon the exercise of options granted pursuant to the Encal Energy Ltd. Fifth Amended and Restated Stock Option Plan (the "Plan"), I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and reserved for issuance pursuant to the Plan, and, when the Shares have been duly issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                 Very truly yours,


                                 CALPINE CORPORATION


                                 By: /s/ Lisa Bodensteiner
                                     ----------------------------------
                                     Lisa Bodensteiner
                                     Senior Vice President and General Counsel